CERTIFICATE OF DESIGNATION OF
                    TERMS OF FIRST SERIES A PREFERENCE STOCK

     DIMENSIONAL VISIONS GROUP, LTD. (the "Corporation" or "Company"), a Delaware corporation, pursuant to Section 151 (g) of the General Corporation Law of the State of Delaware, as amended, hereby certifies that:

     1. The Board of Directors of the Corporation, pursuant to authority expressly vested in it by the provisions of the Company's Restated Certificate of Incorporation, duly adopted the following resolution creating the first series of the Preference Stock of the Corporation to consist initially of 100,000 share and fixing the designations, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of such series at a meeting duly held on October 21, 1992:
               RESOLVED, that pursuant to authority expressly granted to the Board of Directors by the provisions of this Corporations' Certificate of Incorporation, the Board of Directors hereby creates the first series of the Preference Stock of the Corporation to consist initially of 100,000 shares ("First Series") and hereby fixes the designations, preferences and rights, and qualifications, limitations and restrictions thereof, of the shares of such series (in addition to the designations, preferences and rights, and the qualification, limitations and restrictions thereof, set forth in the Certificate of Incorporation which are applicable to this Corporation's Preference Stock of all series) as follows:

          i. DESIGNATION OF SERIES. The First Series shall be designated by the Series A Convertible Preference Stock.
          ii. NUMBER OF SHARES. The number of shares of the First Series shall be 100,000, which number from time to time may be increased or decreased (but not below the number of shares in the series then outstanding) by resolution of the Board of Directors of the Corporation.
          iii. DIVIDENDS The dividend rate of the First Series shall be $.50 per share per annum in cash, and no more, which shall be payable from funds legally available foe that purpose annually on June 30 of each year, commencing on June 30, 1992. Dividends on shares of the First Series shall cumulate from the date of their purchase, but accruals of the dividends will not bear interest. If such dividends for any quarterly period are not paid in full, holders of shares of the First Series shall participate ratable, with the holders of all shares of Preference Stock (excluding the shares of such series thereof, if any, which by their terms rank junior as to dividends to the shares of the First Series), in any cash dividends paid for such period, in proportion to the full amounts of dividends for such period to which they are entitled, and the Corporation shall not pay cash dividends to the holders of shares of Preference Stock for any subsequent period or to holders of shares of Preference Stock of any series which by their terms rank junior to the shares of the First Series until all such dividends accrued on shares of the First Series have been paid in full.
          iv. REDEMPTION. Share of the First Series shall be redeemable at the Corporation's sole option in whole or in any part at any time or times after the fifth anniversary of the date of their issue, but
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               not  earlier,  at the price of $10 per share plus in each case an amount equal to all dividends accumulated but unpaid on such shares to the date fixed for redemption whether or not earned or declared (the "redemption price"). Notice of every redemption, stating the date fixed for redemption, the redemption price, and the place of payment thereof, shall be given by mailing a copy of such notice no later than the thirtieth day and not earlier than the sixtieth day prior to the date fixed for redemption to the holders of the record of the shares to be redeemed at their
               addresses   as  the  same  shall  appear  on  the  books  of  the
               Corporation. The Corporation, upon or after mailing notice of redemption as aforesaid or upon or after irrevocably authorizing
               the  bank  or  trust   company  in  the  city  of   Philadelphia,
               Pennsylvania,  or such other  place as may be  determined  by the
               Corporation's  Board  of  Directors,   an  amount  equal  to  the
               redemption price of the shares to be redeemed, which amount shall be payable to the holders of such shares upon surrender of certificates therefore on or after the redemption date or prior thereto if so directed by the Board. Upon such deposit, or if no such deposit is made then from and after the date fixed for redemption unless the Corporation shall default in making payment of the redemption price upon surrender of certificates as aforesaid, the shares called for redemption shall cease to be outstanding and shall be deemed to have been acquired by the
               Corporation   and  the   holders   thereof   shall  cease  to  be
               stockholders with respect to such shares and shall have no interest in or claim against the Corporation with respect to such shares other than the right to receive the redemption price from such bank or trust company or from the Corporation, as may be the case, without interest thereon, upon surrender of certificates as aforesaid; provided that conversation rights of shares called for redemption shall terminate at the close of business on the fifth day prior to the date fixed for redemption unless default shall be made on payment of the redemption price. In case any holder of shares of the First Series which have been called for redemption shall not, within six years after the date of such deposit, have claimed the amount deposited with respect to the redemption thereof, such bank, or trust company, upon demand, shall pay over to the Corporation such unclaimed amount and shall thereupon be relieved of all responsibility in respect thereof to such holder, and thereafter such holder shall look only to the Corporation for payment thereof. The Corporation shall be entitled to any interest that may be paid on funds so deposited.
          v.   NO  LIQUIDATION  PREFERENCE.  In  the  event  of a  voluntary  or
               involuntary  liquidation,   dissolution  or  winding  up  of  the
               Corporation, holders of shares of the First Series shall have no liquidation preference over holders of the Corporation's Common Stock. Holders of shares of the First Series shall participate ratably with holders of the Corporation's Common Stock in the distribution of assets with each share of the First Series accounting for forty (40) shares of the Corporation's Common Stock. Neither the merger nor consolidation of the Corporation with or into any corporation, nor any sale, transfer or lease of
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               all or  part of the  Corporation's  assets,  shall  be  deemed  a liquidation of the Corporation within the meaning of this paragraph (v).
          vi.  CONVERSION  RIGHTS.  Any holder of shares of the First Series may
               convert   any  or  all  of  such   shares  into  fully  paid  and
               non-assessable   shares  of  Common  Stock  of  the   Corporation
               (hereafter called "Common Stock") on the terms, at the times, and in the manner hereinafter set forth.

               a. Shares of the First Series may be converted at any time one hundred and eighty (180) days from the date the shares were purchased into shares of Common Stock at the rate of forty shares of Common Stock for each share of the First Series, such rate should be subject to adjustment as hereinafter provided, except that as to any shares of such series which are called for redemption pursuant to paragraph (iv) hereof the right of conversion shall terminate at the close of business on the fifth day prior to the date fixed for redemption unless default shall be made in the payment of the redemption price. Upon conversion no adjustment shall be made for dividends either on the shares being converted or on the Common Stock issued thereupon.
               b. Any holder of shares of the First Series who elects to convert them shall surrender the certificate therefor at the principal office of any Transfer Agent, or the Corporation as the case may be, for such shares, with the form of written notice endorsed on such certificate of his election
                    to  convert  them   completed.   If   necessary   under  the
                    circumstances   such  certificate   shall  be  endorsed  for
                    transfer or accompanied by executed instruments of transfer, together with such other transfer papers as the Transfer Agent may reasonably require. The Corporation or such Transfer Agent, as the case may be, may require, as a condition to the exercise of the conversion privilege, the payment of any transfer tax or other governmental charge (but not any tax payable upon the issue of stock deliverable upon such conversion) that may be imposed upon any transfer incidental or prior to the conversion, or the submission of proper proof that the same has been paid. The conversion privilege shall be deemed to have been exercised, and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued, upon the date the Transfer Agent, or the Corporation as the case may be, receives for conversion the certificate representing such shares with the required terms for conversion satisfied, except that as to
                    any  shares  of  such  series  which  are   surrendered  for
                    conversion on a date which is less than five business days preceding the date fixed for the determination of holders of Common Stock entitled to receive rights to subscribe for or to purchase shares of Common Stock or other securities of the Corporation convertible to Common Stock, the conversion privilege shall be deemed to have been exercised on the business day next succeeding the date fixed for such determination. Each person entitled to receive the Common Stock issuable upon such conversion shall from the same date be treated as the record holder of such Common Stock, and the person who surrenders such shares for conversion shall on that date cease to be treated as the record holder of the shares surrendered.
               c. The Corporation shall not issue in connection with the conversion of share of the First Series certificates for a fraction ok one share of Common Stock, but in lieu thereof
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                    shall pay to any  person  who would  otherwise  be  entitled thereto an amount of case equal to such fraction multiplied by the Market Price of the Common Stock on the last business day of the week preceding the week in which the conversion privilege was deemed to have been exercised. As used herein, "Market Price" means the last reported sale price regular way on such day or, in case no such reported sale takes place on such day, the reported closing bid price regular way, in either case on the principal national securities exchange on which the Common Stock is then listed or, if not listed on any national securities exchange, the closing bid price in the over-the-counter market as reported by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose.
               d.   As  soon  as   practicable   after  the  effective  date  of
                    conversion   of  any  shares  of  the  First   Series,   the
                    Corporation shall deliver to the person or persons entitled thereto, at the principal office of the Transfer Agent at
                    which   such   stock   was   surrendered   for   conversion,
                    certificates representing the shares of Common Stock and any cash to which such person or persons shall be entitled on such conversion.
               e. The conversion rate set forth in subparagraph (a) of this paragraph (vi) shall be subject to adjustment as follows:
                    1.   if the Corporation subdivides the outstanding shares of
                         its  Common  Stock  into a greater  number of shares or
                         combines  them into a smaller  number  of  shares,  the
                         conversion  rate in  effect  immediately  prior to such
                         subdivision  or  combination  shall be  proportionately
                         increased  or  decreased  effective  at the  opening of
                         business on the day  following  the day upon which such
                         subdivision or combination becomes effective;
                    2.   if the Corporation  fixes a record date for the purpose
                         of  determining  the holders of shares of Common Stock,
                         entitled to receive any dividend in Common  Stock,  the
                         conversion  rate in  effect  immediately  prior to such
                         record date shall be proportionally increased effective
                         at the opening of business on the day following  such a
                         record date,  provided  that if for any reason the plan
                         to  pay  such  dividend  in  Common  Stock  is  legally
                         abandoned  before payment,  that any adjustment made in
                         the  conversion  rate by reason of the  passage of such
                         record date shall be  cancelled as of the date the plan
                         is abandoned; and
                    3.   the  insurance  to all  holders of Common  Stock of the
                         corporation of rights to subscribe to Common Stock at a
                         price  lower  than  90% of the  Market  Price  (defined
                         above)  thereof as of the close of business on the last
                         business day of the week  preceding  such  insurance of
                         rights shall be deemed to  constitute  the payment of a
                         dividend in Common Stock (and the record date therefore
                         shall  be  deemed  to have  been  fixed  as the date of
                         insurance of such rights)of that number of shares which
                         is determined by dividing the Market Price per share as
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                         of such time into the difference  between (A) the total
                         Market Price as of such time of the number of shares purchasable upon exercise of such rights and (B) the total offering price of such shares.

               f.   In case of

                    1. any reclassification or change of the Common Stock of the Corporation other than a change in its par value, a change from par value to no par value or case provided in subparagraph (c) of this paragraph (vi), or
                    2. a merger of consolidation in which the Corporation is not the continuing corporation,

                    provision shall be made so that holders of the First Series shall thereafter have the right to convert each share thereof into the kind and amount of shares or stock or other securities or property receivable upon such reclassification, change merger or consolidation by a holder of the number and kind of shares of capital stock of the Corporation into which such shares of the First Series were convertible immediately prior thereto. In any such case the Board of Directors shall determine the manner in which the adjustments provided for in subparagraph (e) of the paragraph (vi) shall thereafter be made.

               g.   Whenever the conversion rate is required to be adjusted:
                    1. the Corporation shall file a certificate setting forth such adjusted conversion rate and the facts upon which the adjustment is based with the Transfer Agents for shares of the First Series and the Transfer Agents for the Common Stock and thereafter (until further adjusted) the adjusted conversion rate shall be as set forth in such certificate; and
                    2. the Corporation shall mail notice of such adjusted conversion rate to each holder of shares of the First Series.

          vii. VOTING RIGHTS. Except as provided below, holders of the First Series shall have the general power to vote in the election of directors and for all other purposes, on the basis of forty (40) votes per share of the First Series. Holders of shares of the First Series shall not have the general power to vote on any matters on which they are entitled to vote as a series or as a part of the class of Preference Stock, regardless of series.